MID-ATLANTIC REALTY TRUST
                1306 Concourse Drive, Suite 200
                    Linthicum, Maryland 21090

__________________________________________________________________________

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
_____________________________________________________________________________


                                                          April 5, 1995


To the Shareholders of Mid-Atlantic Realty Trust:

 NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MID-ATLANTIC REALTY TRUST ("MART") will be held at The World Trade Center Baltimore, 401 East Pratt Street, Constellation Room - 21st Floor, Baltimore, Maryland, on May 12, 1995, at 11:00 o'clock a.m., prevailing local time, for the following purposes:

 1. To elect Trustees to serve for the ensuing year and until the election and qualification of their successors;

 2. To consider and act upon the selection of independent certified public accountants to audit the books and accounts of MART for calendar year 1995; and

 3. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

 Only the shareholders of record of MART at the close of business on March 17, 1995 will be entitled to notice of and to vote at the meeting.


  By Order of the Board of Trustees,

       PAUL F. ROBINSON
       Secretary

                IMPORTANT - YOUR PROXY IS ENCLOSED

 Shareholders who do not plan to attend the meeting are requested to complete, date, sign and return promptly the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.
                          PROXY STATEMENT


 The enclosed proxy is solicited by the Board of Trustees of MID-ATLANTIC REALTY TRUST ("MART") in connection with the Annual Meeting of the Shareholders of MART to be held on May 12, 1995, and any adjournments or postponements thereof. The proxy is revocable at any time before exercise by written notice to Paul F. Robinson, Secretary of MART, at the principal office of MART.

 Only holders of record of MART's common shares of beneficial interest, par value $.01 per share (the "Shares") at the close of business on March 17, 1995 (the "Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, 6,291,407 Shares were outstanding and entitled to vote at the meeting, with each Share entitled to one vote.


                        BENEFICIAL OWNERSHIP

 The following table reflects the names and addresses of the only persons known to MART to own beneficially (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) 5% or more of the outstanding Shares. Beneficial owners of MART's outstanding Debentures are deemed to be beneficial owners of the number of Shares into which the Debentures are convertible. The following beneficial ownership information is given as of the Record Date:


        Name and Address    Shares Beneficially     Percent
      of Beneficial Owner           Owned           of  Class
_________________________________________________________________________

Merrill Lynch & Co., Inc. (1)        671,450 (1)      9.8%
World Financial Center, North Tower
250 Vesey Street
New York, NY  10281

Smith Barney, Inc. (2)             1,090,733 (2)     16.0%
1345 Avenue of the Americas
New York, NY  10105
________________

(1) Reflects shared voting and investment power with the following affiliated entities: Merrill Lynch Group, Inc. of the same address; and Princeton Services, Inc., Merrill Lynch Asset Management, L.P. and Merrill Lynch
Global Allocation Funds, Inc., each of 800 Scodders Mill Road,
Plainsboro, New Jersey 08536.

(2) Reflects shared voting and investment power with the following affiliated entities: Smith Barney Holdings, Inc., 1345 Avenue of the Americas, New York, NY 10105; and The Travelers Inc., 65 East 55th Street, New York, NY 10022.



                            ELECTION OF TRUSTEES

 A Board of Trustees of eight persons is to be elected by the shareholders. All of the nominees will be elected as Trustees to serve until the 1996 Annual Meeting of Shareholders and until their respective successors have been elected and qualify.

 Unless authority to vote is withheld, the enclosed proxy will be voted in favor of the election as Trustees of the following nominees. The Board of Trustees does not know of any nominee who will be unable to serve, but if any of them becomes unable to serve, the proxies may be voted with discretionary authority for the election of other persons as Trustees.

                   Principal Occupation                            Trustee
Name            During the Last Five Years                    Age    Since
____________________________________________________________________________

David F. Benson       President of Meditrust (a publicly       46    1993
                      owned real estate investment trust)
                      since 1991; Treasurer of Meditrust
                      since 1985

Marc P. Blum          Partner - Gordon, Feinblatt, Rothman,    52    1993
                      Hoffberger & Hollander; Chief Executive
                      Officer of World Total Return Fund Limited
                      Partnership (a private investment fund) since
                      1992; Chief Executive Officer of Coles Colonial
                      Limited Partnership (owner of furniture stores)

Robert A. Frank       Managing Director and Group Head of the  45    1993
                      Real Estate Securities Research Department of Alex. Brown & Sons Incorporated (a publicly owned investment banking firm) since 1989; Principal since 1989

LeRoy E. Hoffberger   President of CPC, Inc. (real estate      69    1993
                      investments); Vice President of Merchants
                      Terminal Corp. (warehouse company); Of
                      Counsel to Gordon, Feinblatt, Rothman,
                      Hoffberger & Hollander

F. Patrick Hughes     President and Chief Executive Officer    47    1993
                      of MART; President and Chief Operating
                      Officer of BTR Realty, Inc. from November,
                      1990; Senior Vice President and Chief
                      Financial Officer prior thereto

M. Ronald Lipman      Partner - Lipman, Frizzell & Mitchell,   56    1993
                      L.L.C. (real estate consultants)

Stanley J. Moss       Legal Counsel, NatWest Markets           64    1993
                      (investment bankers); Director, Ground
                      Round Restaurants, Inc.; Member of the
                      Board of Advisors of Workbench, Inc.;
                      Of Attorney, Of Counsel to Katten, Muchin
                      & Zavis from 1991 to 1992; Senior Vice
                      President, Secretary and Corporate
                      Counsel to Drexel Burnam Lambert
                      Incorporated from 1987 to 1990

Daniel S. Stone       President of Stone & Associates,         50    1993
                      Inc. (real estate developers and
                      consultants)

 Messrs. Blum and Hoffberger are also directors of New York Venture Fund, Inc., Venture Muni+, Inc., Venture Income, Inc. and Retirement Planning Funds of America, Inc., all of which are investment companies registered under the Investment Company Act of 1940. Mr. Benson is also a trustee of Meditrust.

 Mr. Blum is a partner of, and Mr. Hoffberger is of counsel to, the law firm of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, Baltimore, Maryland. During 1994, MART paid or incurred legal fees in the amount of approximately $166,675 for services rendered by that firm.

 In 1994, the Board of Trustees held six meetings. During that year, each Trustee attended, in the aggregate, more than 80% of the meetings of the Board of Trustees and of the committees on which he served.

Committees of the Board of Trustees

 The Board of Trustees has an Executive Compensation Committee, an Audit Committee, an Investment Committee and a Nominating Committee. The Audit Committee consists of Messrs. Blum, Frank and Moss and recommends to the Board the selection of the independent public accountants, reviews with such accountants and management financial statements, other results of the audit, and internal accounting procedures and controls. The Audit Committee also reviews and considers all proposed related party transactions. The Executive Compensation Committee consists of Messrs. Benson, Blum, Frank and Moss and makes recommendations to the Board regarding compensation of Trustees and executive officers, executive compensation generally, and benefit plans for management to be considered by the Board. The Investment Committee consists of Messrs. Lipman, Stone and Hoffberger, with Mr. Hughes serving as a member ex officio. The Investment Committee reviews the performance of MART's properties and evaluates redevelopment and acquisition opportunities. The Nominating Committee consists of Messrs. Blum, Benson and Stone. The Nominating Committee makes recommendations regarding nominations for Trustees and officers.

Compensation Committee Interlocks and Insider Participation

 The Executive Compensation Committee of MART consists of Messrs. Frank, Benson, Blum and Moss. As Chairman of the Board of Trustees, Mr. Hoffberger is an executive officer of MART. There are no interlocking relationships involving the Board of Trustees which are subject to the SEC executive compensation disclosure rules.

Trustee Compensation

 MART pays its Trustees (other than Messrs. Hoffberger and Hughes who are members of management) a retainer of $6,000 per annum, $750 per meeting for each Board and committee meeting attended in person and $500 for meetings attended by telephone. In addition, under MART's Omnibus Share Plan, each non-management Trustee automatically receives an option ("Trustee Option") to purchase 10,000 Shares exercisable at the market price on the date the option is granted. Trustee Options are exercisable to purchase 4,000
Shares six months after a Trustee's election, and to purchase 3,000
Shares on each of the first and second anniversaries of his or her election. The current Trustee Options, which have an exercise price of $10.50 per Share, became exercisable on August 1, 1994 to purchase 4,000 Shares, and are exercisable as of each of January 1, 1995 and 1996 to purchase an additional 3,000 Shares, respectively.

 Mr. Hoffberger, as Chairman of the Board and an officer of MART, receives a salary of $6,000 per annum. Mr. Hughes is not compensated for his service as a Trustee.


              INFORMATION REGARDING SHARE OWNERSHIP OF MANAGEMENT

 As of the Record Date, the number of Shares owned by each Trustee, each nominee to become a Trustee and by all Trustees and executive officers as a group were as follows:

Name of                          Shares                 Percent
Beneficial Owner             Beneficially Owned        of  Class
_________________________________________________________________
David F. Benson                     1,333                  *
Marc P. Blum                       32,681(1)(3)           .5%
Robert A. Frank                     3,166                  *
LeRoy E. Hoffberger               123,424(2)(3)          2.0%
F. Patrick Hughes                  35,299                 .6%
M. Ronald Lipman                   34,224                 .5%
Stanley J. Moss                     1,000                  *
Daniel S. Stone                     1,200                  *
Paul F. Robinson                    1,121                  *
All Trustees and Executive Officers
 as a Group (9 persons included)  233,448(4)             3.7% (4)
____________________
*less than .1%

(1)Mr. Blum's Shares are held by World Total Return Fund Limited Partnership, an investment fund of which Mr. Blum is the President of the General Partner and in which he holds a substantial interest.

(2)Does not include 134,624 Shares or 2.1% of the outstanding Shares owned by the Hoffberger Foundation, Inc., a charitable foundation of which Mr. Hoffberger is an officer and director. The number of Shares in the above table includes 60,000 Shares owned by CPC, Inc., a corporation of which Mr. Hoffberger is a director, stockholder and executive officer, and 2,517
Shares registered in the name of Mr. Hoffberger as co-trustee under a trust agreement.

(3)Does not include 188,740 Shares held by New York Venture Fund, Inc.
and $350,000 principal amount of MART's Convertible Subordinated Debentures, convertible into 33,333 Shares, held by Retirement Planning Funds of America, Inc., of which funds Messrs. Blum and Hoffberger are directors. The aggregate number of Shares beneficially owned by such funds is 222,073 or 3.5% of the outstanding Shares.

(4)The total number of Shares held by all Trustees and executive officers as a group including the Shares held by the Hoffberger Foundation, Inc. and the investment funds specified in Note (3) is 590,145, representing 9.4% of the outstanding Shares of MART.



                         EXECUTIVE COMPENSATION

 The following tables reflect, with respect to the Chief Executive Officer and each executive officer whose annual compensation exceeded $100,000 in 1994, the aggregate amounts paid to or accrued for such officers as compensation in 1994 and in 1993 (on an annualized basis) and certain information regarding stock options granted to them. Because
MART did not have any substantial operations prior to September 1993, no information is given for previous periods.

                       Summary Compensation Table
                                   Annual Compensation
                       _____________________________________________
Name and
Principal                                            Other Annual
Position               Year    Salary     Bonus     Compensation (1)
____________________________________________________________________

F. Patrick Hughes
President and Chief    1994   $152,000   $30,000       $12,800
Executive Officer      1993   $132,000      -          $12,754


Paul F. Robinson       1994    $98,000   $15,000        $6,082
Vice President,        1993    $93,214      -           $7,998
Secretary, and
General Counsel









                       Summary Compensation Table
                                   Long Term Compensation
                       ______________________________________
                                    Awards         Payouts
Name and                 ________________________  __________
Principal                Restricted Stock            LTIP       All Other
Position            Year     Award(s)     Options  Payouts   Compensation
___________________________________________________________________________

F. Patrick Hughes
President and Chief 1994        -          45,000     -         $387 (2)
Executive Officer   1993        -            -        -         $387 (2)


Paul F. Robinson,   1994        -          27,000     -           -
Vice President,     1993        -            -        -           -
Secretary and
General Counsel

___________________


(1)Consists of car allowance and amounts reimbursed under MART's
Executive Medical Reimbursement Plan.

(2)Consists of premiums paid by MART on a term life insurance policy on the life of Mr. Hughes which is payable to Mr. Hughes' heirs or estate.

                 Option Grants In Last Fiscal Year

                                                             Potential
                                                          Realizable Value
                           Individual Grants             at Assumed Annual
                _______________________________________    Rates of Stock
                                %of                     Price Appreciation
                   Number of   Total                       for Option Term
                  Securities Granted to                    _______________
                  Underlying Employees
                   Optional  In Fiscal  Exercise Expiration
Name                Granted     Year      Price     Date       5%     10%
__________________________________________________________  ______________

F. Patrick Hughes    45,000      23%      $10.50   2/1/99    - 0 -   - 0 -

Paul F. Robinson     27,000      14%      $10.50   2/1/99    - 0 -   - 0 -


              Aggregated Option Exercises in Last Fiscal Year
                   and Fiscal Year End Option Values

                               Number of
                              Securities    Value of
                              Underlying   Unexercised
                             Unexercised   In-the-Money
                              Options at   Options at
                                FY-End       FY-End
                           _____________________________
                            Exercisable/   Exercisable/
Name                       Unexercisable   Unexercisable
_______________________________________________________________________

F. Patrick Hughes           15,000/30,000       - 0 -
Paul F. Robinson             9,000/18,000       - 0 -


Executive Employment Agreements

 MART has Executive Employment Agreements with F. Patrick Hughes and
Paul F. Robinson. Under the Agreement the annual base salary for each of Messrs. Hughes and Robinson for this last fiscal year was $152,000 and $98,000, respectively. The Agreements provide annual increases of at least one-half of the annual increase in the Consumer Price Index. The term of each Agreement is two years; unless written notice to the contrary is given at least 90 days prior to each anniversary date of the Agreement, the Agreement is automatically renewed on each such anniversary for an additional one year period. In the event of the termination of employment due to a change of control in MART which was not approved by the Board of Trustees, all compensation payable to the executive for the remainder of the employment period (including any renewal period then in effect) becomes immediately due and payable. At the election of the executive, such compensation may be payable in a lump sum, discounted to present value.


               REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

 The compensation of management is determined by the Board of Trustees based upon the recommendation of the Executive Compensation Committee (the "Committee"). The Committee is comprised of independent Trustees, who are responsible for developing and implementing a comprehensive compensation program for management.

 Compensation Philosophy. The Committee's goal is to align the interests of management and employees with the interests of MART's owners - the shareholders. To that end, the Committee has implemented and will continue to implement a compensation strategy that includes base salary and cash bonus, as well as incentive stock options which will reward management and employees for adding shareholder value. Base salary is established at levels which are necessary to attract and retain a high caliber of management, and cash bonuses provide short-term rewards for current accomplishments. Incentive stock options provide management and employees with a long-term investment in MART, the value of which is dependent upon their success in maximizing shareholder values.

 The measure of current performance for a real estate investment trust ("REIT") is funds from operations, since most of the funds from operations are distributed to shareholders. To the extent management succeeds at increasing funds from operations, share prices and shareholder values should be increased. Creating long-term shareholder value, however, is not always consistent with increased short-term distributions. To properly reward management for achieving a well-balanced result, the Committee believes that both short-term results as well as long-term values must be considered and separately recognized.

 The Committee also recognizes the individual functions of each employee and provides for individual goals to be attained by each person. While the favorable performance of MART as a whole is the basis for any reward, the performance by each employee is the most significant factor in determining awards. The compensation of Mr. Hughes as the Chief Executive Officer of MART, however, is based upon the foregoing factors as well as the overall performance of MART and its management. As CEO, Mr. Hughes is responsible for the overall condition of the company and its resources, and his performance is evaluated by the Committee, in its discretion, on that basis as well as on objective criteria based on reaching certain financial and other benchmarks.

 Base Salary. Base salary for senior management for fiscal year 1994 was based in part upon salaries paid to such personnel in the preceding year
(1993). It is the intention of the Committee to review MART's executive compensation structure to insure that MART has the continued ability to attract and retain the high caliber executive talent. To that end, the Committee will take into account salaries of senior management of companies of similar size within the REIT industry. The base salary for Mr. Hughes will be consistent with the base salaries of chief executive officers of peer companies.

 Incentive Bonuses. The Committee has implemented a discretionary cash bonus program in 1994 for management and employees. The program makes available a discretionary cash bonus pool consisting of a percentage of the amount by which MART's funds from operations for the year exceed a specified increase over the preceding year. Bonuses are payable to employees based upon MART's performance and upon other subjective criteria relating to individual performance. Personnel engaged in development and redevelopment of properties may be rewarded for achieving returns above specified levels. Property management personnel may also participate in such bonus pools. The purpose of this program is to closely align the interests of management and employees with the interests of MART's shareholders on a year to year basis. The performance of the Chief Executive Officer will also be tied to the overall performance of MART and its management.

 Incentive Stock Option Plan. To promote the best long-term benefits to MART and its shareholders, MART has an Omnibus Share Plan ("Plan") under which Trustees, officers and employees may be granted awards of stock options, stock appreciation rights, performance shares and restricted stock. The purpose of the Plan is to provide equity-based incentive compensation based on the long-term appreciation in value of MART's Shares and to promote the interests of MART and its shareholders by encouraging greater management ownership of MART's Shares. Most of the options granted or to be granted under the Plan vest over a period of several years, thereby providing a long-term incentive and encouraging a long-term relationship between the employee and MART.

 Awards under the Plan will be made to employees who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of MART. Currently, the maximum number of Shares which may be issued under the Plan is 300,000, or 5% of the outstanding Shares of MART. It is the intention of the Committee that a number of Shares equal to 5% of the outstanding Shares of MART be reserved at all times for issuance to Trustees, management and employees as long-term equity-based incentive compensation awards.

                            EXECUTIVE COMPENSATION COMMITTEE

                              Robert A. Frank, Chairman
                              David F. Benson
                              Marc P. Blum
                              Stanley J. Moss

                             PERFORMANCE GRAPH

 MART commenced operations on September 11, 1993 upon the merger of BTR Realty, Inc. ("BTR") into MART, as a result of which MART acquired the business and operations of BTR. Consequently, MART had less than four months of operations during 1993. The following graph tracks the cumulative total return for MART during those months and for 1994, compared to the S&P 500 and the National Association of Real Estate Investment Trusts ("NAREIT") Equity REIT Total Return Index. The cumulative total return represents stock price appreciation and assumes reinvestment of all dividends paid during the indicated period. The graph assumes an investment of $100 on September 1, 1993.

                          MID-ATLANTIC REALTY TRUST
                           CUMULATIVE TOTAL RETURN
                              9/1/93 TO 12/31/94
                        S&P 500       EQUITY NAREIT        MART
09/01/93                $100.00          $100.00          $100.00
09/30/93                  99.26           104.88            97.62
10/31/93                 101.28           102.89            97.62
11/30/93                 100.33            97.30            95.24
12/31/93                 101.56            97.14            87.38
01/31/94                 104.96            99.97            85.00
02/28/94                 102.13           104.31            95.71
03/31/94                  97.69           100.44            94.14
04/30/94                  98.98           102.15            95.33
05/31/94                 100.57           104.43            91.76
06/30/94                  98.09           102.29            91.38
07/31/94                 101.33           101.79            89.00
08/31/94                 105.45           102.10            89.00
09/30/94                 102.92           100.20            94.57
10/31/94                 105.27            96.72            89.81
11/30/94                 101.40            93.40            80.29
12/31/94                 102.89           100.22            87.14


 Because of the short period (approximately 16 months) covered by the graph, the graph is not an accurate measure of the cumulative total return or performance of MART or a proper indicator of its comparison to the S&P
500 or the Equity REIT Total Return Index in general.



          SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

 On the recommendation of the Audit Committee, the Board of Trustees has selected KPMG Peat Marwick as independent certified public accountants to audit the books and accounts of MART for calendar year 1995. The Board of Trustees considers such accountants to be well qualified and recommends a vote in favor of their selection.

 Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.


            SUBMISSION OF SHAREHOLDER PROPOSALS TO BE CONSIDERED
                        AT THE MAY 1996 ANNUAL MEETING



 Any shareholder desiring to present a proposal to be considered by the shareholders at the Annual Meeting of Shareholders to be held in May 1996, and desiring that information concerning such proposal be included in the proxy statement and form of proxy relating to such meeting furnished to shareholders by the Board of Trustees, should submit in writing proposals, including all supporting materials, to MART at its principal executive offices no later than December 1, 1995.


                                 OTHER MATTERS

 The solicitation of proxies will be made by mail at MART's expense, including charges and expenses of brokerage firms, banks and others for forwarding solicitation material to shareholders.

 The Board of Trustees of MART is not aware of any other matter which may be presented for action at the meeting, but should any other matter requiring a vote of the shareholders arise, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the person or persons voting the proxies, discretionary authority to do so being included in the proxy.

 Shareholders who do not plan to attend the Annual Meeting are urged to complete, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. Prompt response is helpful and your cooperation will be appreciated.

                                   By Order of the Board of Trustees,

                                         PAUL F. ROBINSON
                                         Secretary

Dated:  April 5, 1995





































                              PROXY

                    MID-ATLANTIC REALTY TRUST
                1306 Concourse Drive, Suite 200
                   Linthicum, Maryland 21090

 This Proxy is Solicited on Behalf of the Board of Trustees of Mid-Atlantic Realty Trust.

 The undersigned hereby appoints LeRoy E. Hoffberger, F. Patrick Hughes and Paul F. Robinson, and each of them, as proxies, each with the power of substitution, to vote as designated below all of the shares the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at The World Trade Center Baltimore, 401 East Pratt Street, Constellation Room - 21st Floor, Baltimore, Maryland, on May 12, 1995 at 11:00 a.m., prevailing local time, and any adjournments thereof.

1. ELECTION OF TRUSTEES:  FOR all nominees listed below            []
      (except as set forth to the contrary below)

 WITHHOLD AUTHORITY to vote for all nominees listed below          []

Marc P. Blum, Robert A. Frank, LeRoy E. Hoffberger, F. Patrick Hughes,
M. Ronald Lipman, Daniel S. Stone, David F. Benson, Stanley J. Moss

The terms of all Trustees expire at the next annual meeting at which their successors are elected and qualify.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
      _____________________________________________________________


2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG Peat Marwick as the independent certified public accountants of MART for the fiscal year ending December 31, 1995.

                    For  []      Against []      Abstain  []


3. In their discretion, the proxies are authorized to vote upon any other business which properly comes before the meeting and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed hereby by the undersigned shareholders. If no direction is made, this proxy will be voted in favor of all nominees and for Proposal No. 2.

Please sign exactly as your name appears on your proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND MAIL THE CARD IN THE ENCLOSED ENVELOPE.

DATED: _____________,1995  Signature________________________________

DATED: _____________,1995  Signature________________________________